FOR IMMEDIATE RELEASE

                          April 27, 2000


For more information, contact:
Patrick Riley
1-800-457-7694

     MISSOURI COMPANY FACING CONTENTIOUS SHAREHOLDERS' MEETING

Washington, D.C. - Institutional Shareholder Services (ISS), the largest independent proxy voting firm, released its proxy analysis supporting dissident shareholders on two issues on the agenda for the shareholders' meeting of Paul Mueller Company (NASDAQ:MUEL) in Springfield, Missouri. The meeting is scheduled for May 1, 2000 at the company's premises. ISS is recommending the opposition candidate, Joseph N. (Nick) Bacino, in the company's board of directors election and recommends passage of a proposal ending the company's poison pill.
     The Sheet Metal Workers Local Union No. 208, a shareholder and a union representing about 390 employees of the Paul Mueller Company, is backing an election challenge to the company's board of directors. The Sheet Metal Workers' International Association in Washington, D.C. has sent letters to all shareholders urging them to support the election of Mr. Bacino, who until late 1998 was the chairman of Young Sales Corporation in St. Louis and in charge of St. Louis Blow Pipe, Young's Metal Group.
     P. Oppenheimer Investment Partnership, L.P. has advised it will vote in favor of Mr. Bacino and the proposal ending the poison pill. It has held more than 23,000 shares of Mueller stock for more than four years.
     Poison pills (labeled by management as "shareholder rights plans") typically take the form of rights or warrants issued to shareholders triggered only by an acquisition attempt. ISS writes, "Poison pills can insulate management from the threat of a change in control. They provide a target's board with veto power over takeover bids that may be in shareholders' best interests. Furthermore, poison pills amount to major de facto shifts of voting rights away from shareholders on matters pertaining to a sale of the company."
     The union's proxy statement is available at www.sec.gov.
The proxy analysis of ISS is available from the union's contact person above.